FORM OF EMAIL NOTICE

REGARDING INVALID SUBMISSION OF ELECTION FORM

From: TherapeuticsMD, Inc.

Re: Notice of Invalid Submission of Election Form

Thank you for your submission of the Election Form pursuant to the Offer to Exchange Eligible Options for New Restricted Stock Units, dated August 26, 2021 (the “Exchange Offer”). With this letter, we are notifying you that TherapeuticsMD, Inc. (“TherapeuticsMD”) has rejected your Election Form due to an invalid submission of the Election Form. Please resubmit the Election Form as soon as possible and in any case prior to 5:00 p.m., Eastern Time, on Friday, September 24, 2021 (the “Expiration Time”). Otherwise, your options will remain outstanding and subject to their original terms. For additional information regarding the rejection of your options for exchange, please contact Tony Wong, Director, Accounting & SEC Reporting at equityawards@therapeuticsmd.com.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Exchange Offer.